EXHIBIT 99.2

Scientific-Atlanta, Inc. Fiscal Year 2004 / Fourth Quarter and Year End

Earnings Conference Call Transcript

Operator

Good afternoon, ladies and gentlemen and welcome to the Scientific-Atlanta fourth quarter fiscal year 2004 conference call. At this time, all participants have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. It’s now my pleasure to turn the floor over to your host, Tom Robey, Vice President of Investor Relations. Sir, the floor is yours.

Tom Robey, Scientific-Atlanta, Inc. - Vice President, Investor Relations

Thanks Daren. Good afternoon, everyone. With me on the call are:

•	Jim McDonald, Chairman, President and Chief Executive Officer

•	Wally Haislip, Senior Vice-President, Finance and Operations

•	Julian Eidson, Senior Vice-President and Chief Financial Officer

•	Allen Ecker, Executive Vice-President

•	Michael Harney, Senior Vice-President & President of our Subscriber business, and

•	Dwight Duke, Senior Vice-President and President of our Transmission Network Systems business.

Before we begin our call, I will read the required cautionary statement:

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-Q for the fiscal quarter ended April 2, 2004.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, July 27, 2004. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to file a copy of today’s earnings press release and a transcript of this conference call to the SEC on Form 8-K within four business days. Note also that our prepared comments will be available on our web site at www.scientificatlanta.com/investors promptly following this conference call.

Jim,

Jim McDonald, Scientific-Atlanta, Inc. – Chairman, President and Chief Executive Officer

Good evening and thank you for joining us.

Tonight, we’re pleased to announce the results of another good quarter. Sales were $459 million, and earnings were $0.45 per share, including $0.10 per share related to a federal income tax settlement.

Fiscal year 2004 was a good year for Scientific-Atlanta. Our bookings grew by 27 percent, our sales grew by 18 percent, and we generated $323 million in cash from operating activities. In the past three years, we have generated more than $1 billion in cash from operations.

Tonight Wally Haislip will review the financial and operating results for the quarter. Michael Harney is traveling but has dialed into the call; Allen Ecker will discuss the subscriber products. Dwight Duke will discuss transmission and satellite products. Following our prepared remarks, we will all be available to answer any of your questions.

Wally?

Wally Haislip, Scientific-Atlanta, Inc. – Senior Vice President, Finance and Operations

Thanks, Jim. Starting with bookings,

In our fourth quarter, bookings were $540 million, an increase of 18 percent from last year and 21 percent from last quarter. The book-to-bill ratios for the fourth quarter and the fiscal year were greater than one.

As we have indicated in the past, bookings from our major customers tend to be highly variable within a quarter, and they often vary considerably from one quarter to the next. We have come to believe that short-term measurements of new order activity are often less useful than longer-term measurements that span several quarters.

Bookings of subscriber products were $410 million, an increase of 26 percent from last year and 24 percent sequentially. The year-to-year increase was driven primarily by orders for our Explorer® 8000™ products and high-definition set-tops.

Fourth quarter transmission product bookings, including satellite products, were $130 million, a slight decrease from last year but a 10 percent increase sequentially.

International bookings of $125 million were up 38 percent from last year, but down slightly from last quarter. The primary driver of the increase from last year was demand for digital set-tops. Orders from customers outside of the United States represented 23 percent of bookings. Compared with last year, international orders increased in all areas except Canada.

Backlog of $497 million was up 26 percent from last year and 20 percent sequentially. The backlog contains orders for approximately 1.3 million Explorer digital set-tops.

Fourth quarter sales increased 14 percent from last year’s fourth quarter and five percent sequentially to $459 million. Sales of subscriber products were $337 million, up 18 percent from last year’s fourth quarter, and up six percent sequentially. In the fourth quarter, we sold 1.052 million Explorer digital set-tops, an increase of nine percent from last year. In addition, we sold 360 thousand WebSTAR™ cable modems, up 33 percent from last year. Although modem unit sales declined ten percent sequentially, revenue was higher due to increased sales of higher value voice modems.

Sales of transmission products, including satellite products, were $122 million, up slightly from both last year and last quarter.

International sales of $91 million increased 18 percent from last year and 10 percent from last quarter.

Gross margin in the fourth quarter was 36.8 percent of sales, an increase of 20 basis points from last year, but a 10 basis point decrease from last quarter. The year-to-year increase was due primarily to the beneficial effects of higher volumes and material cost reductions resulting from engineering redesign, procurement efforts, and manufacturing efficiencies. These factors were offset partially by lower selling prices.

The slight sequential decline in gross margin resulted from the effects of lower selling prices and initial costs associated with overlay activities at several systems, partially offset by material cost reductions resulting from engineering redesign, procurement efforts and manufacturing efficiencies and favorable results of the year-end physical inventory.

Operating expenses of $90 million in the fourth quarter increased approximately $3 million from last year but declined slightly from last quarter. Note that the year-ago results included pre-tax restructuring charges of $2.7 million.

Research and development expenses were $39 million, an increase of $5 million from last year and flat with last quarter. The primary driver of the year-to-year increase was due to incremental hiring related to new set-top designs. SG&A expenses were $51 million, an increase of $1 million from last year’s fourth quarter, and a slight decrease sequentially.

Earnings in the fourth quarter were $70 million, or $0.45 per share, including $0.10 per share from a federal income tax settlement related to certain fiscal years prior to 2004. [Note: The federal income tax settlement related to certain fiscal years prior to 2003.] Compared with the same period of last year, earnings increased $23 million, or 48 percent. On a sequential basis, earnings increased by $16 million, or 30 percent.

The effective tax rate for the quarter declined to 16.5 percent due to the previously mentioned tax settlement.

Our cash and short-term investments increased by $102 million sequentially to $1.298 billion, or $8.46 per share. In our fourth quarter, cash provided by operating activities was $118 million.

On a sequential basis, accounts receivable decreased slightly, and days sales outstanding improved to 44 days. Inventory turns for the quarter improved to 9.1 turns, although inventory increased slightly compared to both last year and last quarter.

Next I’ll summarize the financial results for the fiscal year.

Fiscal year 2004 bookings increased 27 percent to $1.810 billion. Sales increased by 18 percent to $1.708 billion. The book-to-bill ratio for fiscal year 2004 was 1.06.

Gross margin was 37.2 percent of sales for fiscal year 2004, up 200 basis points from the prior year. [Note: Gross margin was up 250 basis points from last year.] The improvement was due primarily to higher product volumes, material cost reductions, product redesign, and conversion cost improvements, partially offset by price reductions and a higher mix of new products, which generally have gross margins lower than the company average during their introductory periods.

Earnings in the year just ended were $218 million, or $1.41 per share, an increase of 117 percent over last year, when earnings were $100 million, or $0.65 per share.

Earnings in fiscal year 2004 included a net gain on the sales and mark-to-market adjustments of various equity investments and an income tax settlement relating to certain fiscal years prior to 2003. These gains were partially offset by a settlement with ViaSat, Inc. related to the sale of our satellite networks business in April, 2000. Together these items contributed $17.0 million to net income in fiscal year 2004, or $0.11 per share.

Earnings in fiscal year 2003 included after-tax charges related to various restructurings, the mark-to-market adjustments of various equity investments, and the termination of a contract with German cable operator ish, and totaled $26 million, or $0.17 per share.

In fiscal year 2004, we generated $323 million of cash from operating activities.

Next, Allen will discuss highlights of the quarter for subscriber products. Allen?

Allen Ecker, Scientific-Atlanta, Inc. – Executive Vice President

Thanks, Wally. We had another very good quarter in subscriber, led by DVR, high-definition television, voice modems, and progress in international markets.

Our Explorer 8000 product continues to do very well in the marketplace. We sold 277 thousand units of our standard-definition model, and 106 thousand high-definition DVRs, for a total of 383 thousand, which is a 143 percent increase from the fourth quarter of last year. In addition, we sold 121 thousand high-definition set-tops without DVR capability. In total, we sold 227 thousand high-definition set-tops in the quarter, a 288 percent increase from last year’s fourth quarter.

We continue to believe that DVR is a critical competitive tool for our customers. All of our large MSO customers in North America are deploying our Explorer 8000 product commercially with one exception: Cablevision Systems has indicated that they will launch DVR service with our latest generation Explorer 8300™ set-top with DOCSIS capability in our first quarter of fiscal year 2005. We delivered a small number of Explorer 8300 set-tops to Cablevision for testing and evaluation in the quarter just ended; however, we did not recognize revenue for these units, pending final product approval by the customer. We anticipate completion of acceptance testing in our first fiscal quarter.

In the quarter, Cox Communications announced plans to launch high-definition DVR service with the Explorer 8000 set-top in many of their largest markets. Demand for the high-definition DVR has been strong with many of our customers.

Our Explorer 8300 Multi-Room™ product continues to perform well in field testing, and the trial has now been extended beyond the initial site. The installation process appears to be relatively easy; the typical installation is taking only 15 minutes longer than a standard DVR installation. We expect customer acceptance and launches of the product to begin in the first quarter of our fiscal year 2005.

As we indicated last quarter, we received orders for the Explorer 8000 product from digital cable systems that had not been using Scientific-Atlanta set-top products. Since our last conference call, we have installed Scientific-Atlanta equipment in several headends and a large number of hubs as an “overlay” to the existing system, and we have shipped Explorer set-tops to these systems. The customer currently is testing DVR service with Explorer 8000 standard-definition and high-definition products. We expect that commercial service will be launched in these systems, which we refer to as “overlays”, in our first fiscal quarter.

We had another good quarter in our data and voice business. We shipped 360 thousand WebSTAR cable modems, including voice modems. The majority of the voice modems were delivered with battery backup. In addition, we introduced a new cable modem gateway, which includes a cable modem, router, and wireless access point all in one device. Designed for the active small office and home office, this product has four Ethernet ports.

We are encouraged by the interest in our subscriber products in several markets outside of North America. In the quarter, we shipped international Explorer 4000™ set-tops to Telewest in the U.K. In addition, we received an order from Telewest for an international version of our Explorer 4200™ set-top.

During the quarter we delivered approximately 35 thousand Explorer set-tops to customers in Japan; however, we did not recognize revenue for these units, pending final approval by the customer. We are well into the testing and approval process, and we anticipate completion in our first fiscal quarter.

Next, I’ll turn it over to Dwight.

Dwight Duke, Scientific-Atlanta, Inc. – Senior Vice President; President, Transmission Network Systems

Thanks, Allen.

Our transmission business performed well in the quarter. We continue to invest in products and technologies to support our growth initiatives based on market demand for high-definition television, network-based on-demand services, “all digital” networks, commercial services, and international opportunities. At the recent SCTE Conference in Orlando, we introduced several new products targeting these growth initiatives.

To address network operators’ growing need for bandwidth enhancements, we introduced new versions of our 9030 series encoders with capability for closed-loop, dual-pass statistical multiplexing. In addition, we introduced the D-9600 intelligent video re-multiplexer, targeted for Europe and Asia, and we expect to offer a version for North America. For the access network, we announced next-generation GainMaker® RF amplifiers and nodes and new Prisma II™ optical transmission products that deliver what we believe is the most efficient bandwidth per dollar in the industry. These technologies will enable cable operators to better manage their bandwidth for expanding high-definition television programming and facilitate movement towards an “all digital” network.

For network-based on-demand services, we announced a major advancement in our successful Prisma IP™ transport platform, introducing the industry’s first fully tunable optics, both in transmitters and receivers. Tunable receivers will enable operators to overcome the inflexibility of today’s fixed-wavelength DWDM systems and allow them to scale their on-demand networks to as many as 100 wavelengths on a single fiber. Prisma IP’s tunable optics, coupled with our advanced “point and click” provisioning, can help operators lower their “first in” CAPEX, reduce operating expenses when compared to fixed wavelength solutions, and easily add bandwidth without excessive network redesign or downtime as the popularity of on-demand services grows.

During the fourth quarter, between our transmission business and subscriber business, we shipped over 125 thousand QAM modulator streams.

We continue to believe in the market opportunity for commercial services, and we were pleased with the increased number of deployments last quarter. During the quarter, our Prisma® Media Converters were deployed with several operators. We completed field qualification of our BroadLAN™ products with a major MSO and are in field qualification with several others. At the SCTE show, we introduced the latest addition to the Prisma IP portfolio, the E-100 series of low-cost enterprise access devices. The E-100 products enable operators to provide small and medium-sized enterprises with a wide range of cost-effective advanced IP and TDM services over a resilient ring-based architecture.

International sales of transmission products continued to be strong. Key contributors to fourth quarter international results were expanded sales of DVB-T headends in Germany, the continued rollout of digital headends in China and India, and our first significant shipments of hybrid fiber-coax (HFC) access products into Russia.

Overall, we continue to focus on our growth initiatives and believe that these new product introductions will provide an opportunity to deliver growth in calendar year 2005.

Back to you, Jim.

Jim McDonald, Scientific-Atlanta, Inc. – Chairman, President and Chief Executive Officer

Before we take your questions, I want to spend a couple of minutes sharing my perspective on the role we play in broadband markets.

Changes in technology continue to create opportunities for us to innovate and for our customers to provide new services to consumers. We believe that there will be a continued expansion of the broadband services that consumers will want and be willing to pay for.

We now are at the forefront of two fundamental changes in the way people watch television: the shift from analog television to high-definition television, and the shift from broadcast programming to on-demand programming, which can either be network-based or device-based.

According to the Consumer Electronics Association, manufacturers have sold more than 11 million digital televisions, most of which are capable of displaying high-definition programming. This represents approximately 10 percent of households in the United States and, because there are around 2.6 televisions per household, this equates to approximately three percent of the televisions. It has been a slow start, but we believe that, as more people are able to experience high-definition television, penetration will continue to increase.

High-definition television represents three opportunities to Scientific-Atlanta.

•	The first is the opportunity to sell more set-tops and, as Allen has indicated, HD set-top shipments continued to increase in the fourth quarter.

•	The second opportunity is related to the fact that high-definition programming currently requires approximately five times the bandwidth of standard definition digital programming. This provides an opportunity for us to help our customers enhance the bandwidth of their networks.

•	The third opportunity is that the higher-resolution display can support better user interfaces and applications.

Qualitatively, the progress of on-demand television has been similar to HDTV. Network-based on demand services like movies-on-demand, subscription video-on-demand, and free-on-demand are expected to be available to most of the 23 million digital cable subscribers by the end of this year. This technology has the flexibility to support a huge variety of possible applications. It takes advantage of the capabilities of our system, and allows our customers to differentiate their services from those of satellite video providers.

Device-based on-demand services are available to a smaller number of homes. We estimate that between four and five million digital video recorders have been sold to-date by all vendors. This represents less than five percent of the homes and less than two percent of the televisions. Again, there is a lot of opportunity for adoption of on-demand services.

We believe that distributed storage in digital video recorders has a very bright future. We started out with a dual tuner DVR in fiscal year 2003, we added high-definition in 2004, and we’re currently adding Multi-Room capability. We expect that in fiscal year 2005 will bring a product with removable media. Over time, the DVR may become the platform for additional applications – both on-line and off-line.

We believe that many consumers will want this functionality on all of their televisions and that the DVR may become an integral part of a home entertainment system, just like VCR.

In summary, we’re pleased with the financial results we were able to achieve last quarter and in fiscal year 2004. Compared with the preceding year, the markets for our products were more robust, and consumers increasingly are demanding advanced video services. Our strategy for fiscal year 2005 is to continue to lead with innovation so that we can satisfy both consumers and customers in all the markets we address.

Now we will be pleased to take your questions.

Operator

Thank you, ladies and gentlemen. The floor’s now open for questions. If you have any questions or comments, please press the numbers one followed by four on your touch-tone phone. Pressing one followed by four a second time will remove you from queue should your question be answered. Lastly, we ask that while you pose your question, that you please pick up your handset if listening on a speaker-phone. Please hold while we poll for questions. Our first question comes from Alan Bezoza from Friedman Billings.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Hey, Jim, hey Wally. Good quarter, good job. I just want to open up with a comment. The cash that you guys have generated over the last three years, without doing much math, I think is greater than the entire cable industry has generated. So hats off to you.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Thank you.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Thank you.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

One question for Jim, general question for Wally. First with Jim, you know, when you looked at the ramp of digital and certainly the ramp of a lot of other technologies, you know, right now we’re at 15% penetration of DVRs, per cent of digital. Where do you think that peaks as far as shipments are concerned? I mean certainly I see how they’re going to continue to grow, but do you think, just as we saw in digital, do these peak in the 25 to 30% range?

And then a question for Wally on the margin side. How much of the impact was from the “overlay”? I’m assuming you priced pretty low the digital headends in order to get the business and on component price declines, are we kind of going to see the end of the kind of the rainbow for the ability to, you know, really take out the costs on the component side as, you know, you’ve done a great job of beating them up over the last, you know, couple of years.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Let me answer the first one. I think if you look at digital video recorders, one of the important things to remember is that a lot of what people watch on TV is still on the analog stations. And if you look at the analog to digital, what you’d find is that about a third of the total households have gone to digital but if you look at it as a percentage of TVs, you’d probably find it less than 15 or 20% of the total TVs have gone to digital.

Well, one of that obviously has to be is what incremental content do you get on digital versus what you get on analog. Well, having been using a DVR for a long time, I will tell you that it adds an enormous amount of value to the analog channels.

So I think to think of DVR is just being a percentage of digital may not be the right way to look at it. In fact, if you look at the kinds of motivation for doing the Multi-Room, the number one thing that people request for this thing is they want it on all their TVs.

So I think I would personally think about this more like a VCR as opposed to a digital service. It’s a very unique set of functions that most people want it per TV as opposed to per household. So I think it’s probably got a lot more runway than people think.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Okay. Fair enough. And then Wally on the margin question.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

On the margin question, I think your question associated with “overlay” is what impact it had on margins, is that correct?

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

That’s right. I mean, assuming the reason why the impact occurred, if you can tell me if I’m wrong, but if the digital headends which have a lower margin.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Well, I think what is happening here is that first of all, margins versus last year and versus last quarter in total are very close to being the same, within 20 or 30 basis points. But there was an impact, as we indicated, associated with the fact of the initial rollout of “overlay”.

And it is simply this, it is that in the initial rollout of “overlay” as a part of the negotiations, the costs associated with the initial rollout of headends and the installation costs associated with those headends and integration into their former systems, we are supporting these start-up areas with those additional costs and as a result we are bearing initially a cost burden here to the, to our margin, and then we begin to sell set-tops.

So we have headend and installation costs during this quarter associated with those systems that we have installed. We also, in addition, shipped a small number of units into these systems during the quarter. Hopefully that answers your question.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Well, if you take the “overlay” and then also take the favorable receipt of the inventory accrual reversals, you know, what is that net-net? Is that basically a zero sum gain?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Well, if you take a combination of those two items plus a couple of other items that are sort of non-recurring during the year, you, or during the quarter, you would still have, you know, I’d rather not indicate the exact amount, but you would still have a small drop in margins if that had not occurred.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Okay. Great, thank you.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

So the “overlay” and some others outweigh the improvement of inventory.

With regard to component declines, or component pricing, we’ve, we worked extremely hard associated with our procurement and redesign activity. It’s a combined effort. And we’re continuously looking at our products for redesign as well as component negotiation.

You are correct, that in certain silicon areas it is more difficult today than it has been in the past, but I would indicate to you that during the quarter component cost reductions did continue, although the competition for those costs and the ability to achieve those costs get harder as the quarters go along. Okay?

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Thanks, I appreciate your answers.

Operator

Our next question is from Jason Ader of Thomas Weisel.

Jason Ader - Thomas Weisel Partners - Analyst

Hi, good afternoon. I just wanted to talk a little bit about the “overlay” systems that you’re deploying right now. Could you give us a sense of how long it’s taken to get those systems up and running? Wally, I think I remember you last quarter saying you expected to ship in volume DVRs into the “overlays” and it sounds like you’re saying you shipped a small number, so I’m wondering if, you know, that was a little bit behind schedule in terms of volume shipments on DVRs and that’s the first part of the question.

The second part of the question is, are you going to be, is it still possible for you to do “overlay” type of projects, “overlay” deployments in systems where Motorola DVRs are already being rolled out, such as in Comcast and Cox?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Let me try and we’ll let Allen and Wally add to it. I think the, if you kind of look at where we would think the time frame would be and to do one of these things, it’s probably somewhere in the 90-day range. If you looked at the first ones, one of the things that a particular customer wanted to do, is he wanted to change out some of his architecture and that at the same time, so we not only lined up doing the “overlay”, we did some other things along with this activity.

And that’s why, it took a little bit longer than the planned thing, because we were in this, in some of these cases, we were actually doing more than just doing the “overlay”.

But I think the reasonable thing to think about is maybe if we could probably do these things on an average of roughly about 90 days would be what we would kind of believe would be a reasonable benchmark. The fact that they’ve deployed a competitive DVR would not make any difference.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. So can you tell us whether you are close or involved with other customers beyond the one customer that you talked about?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

We, you know, we can’t announce things before they happen.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

The one comment about the unit, I did say a small number of units that was a, my kind way of not giving you an exact number, but I, it is not that small. The number was greater than 10,000 units shipped during the quarter.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. Great. And then just a second question here on the Japan business. There is two parts to the question: First, the deferred revenues, how much, I guess is the, I forget what it was last quarter, but was most of the gain in the deferred revenue, most of the growth in deferred revenues related to Japan?

And then second question is, you booked a lot of orders in the December and March quarters, can you give us a sense of what you shipped in June, how much you’ve actually fulfilled of those orders?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I think we said in the comments that we had shipped 35,000. I think is the number.

Jason Ader - Thomas Weisel Partners - Analyst

Yeah.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

It’s really not deferred revenue, it’s just non-recognized revenue. You don’t, we just don’t recognize it until the qualification by the customer’s complete and, as we indicated, we would expect that to happen this quarter.

Jason Ader - Thomas Weisel Partners - Analyst

So it did not go into deferred revenues?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I don’t believe so.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

No, it did not go into deferred —

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Not into any revenue of any kind.

Jason Ader - Thomas Weisel Partners - Analyst

Okay.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

So the shipments, the deliveries remain as a part of our inventory until such time as acceptance occurs, and at that time, then we would convert that inventory into, to revenue. [Note: These units were not in our inventory at July 2, 2004. Revenue on the 35,000 units shipped to Japan was deferred.]

Jason Ader - Thomas Weisel Partners - Analyst

Got you. Okay. And then on the Japan, the question on the bookings and how much of the bookings over the last six, you know, the December, March quarters, how much of it was actually fulfilled? Can you give us some sense?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

With regard, we’ve indicated that each of the last three quarters, we’ve actually recorded additional bookings associated, or bookings associated with the Japan area since we have not, we shipped 35,000, but we haven’t recognized that as revenue. 100% of the bookings are still in the backlog, okay? The total number, without giving you exactly how many, because we don’t, because of that area, but the number approximates the 200,000 unit level in the backlog.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. Great. Thank you.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Okay.

Operator

Our next question is from Greg Mesniaeff from Calyon Securities.

Greg Mesniaeff - Calyon Securities - Analyst

Yes, thank you. A couple of quick questions. Wally, could you quantify the gross margin impact to this quarter from the “overlay” activities you mentioned, you know, gross margin was down 10 basis points sequentially, and I was wondering how much of that is attributable to the “overlay”.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Well, what we indicated, there were several items that impacted the margins. There were “overlay” impacts, that were favorable, we take a physical inventory in the fourth quarter and that was actually favorable.

With regard to the “overlay”, I have indicated we are assisting with the headend and the installation process, but the total impact of “overlay” as a stand-alone piece was less than one point of margin.

Greg Mesniaeff - Calyon Securities - Analyst

Okay. And in those “overlay” activities, was there any sort of hidden benefit of pulling through some additional, say, transmission revenues with that?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

For now, the discussions on “overlay”, most of the customers that we are doing “overlay” business, we already do a significant amount of transmission business, so that has not been a part of the “overlay” discussion.

Greg Mesniaeff - Calyon Securities - Analyst

Got you. And just one final quick question. What percentage of the Explorer backlog is attributable to the 8300?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Not specifically associated with the 8300, but with the DVR product in total, of that level of 1.3 million, again I will give you an approximate number. The approximate number of backlog is approximately in the 350,000 unit level.

Greg Mesniaeff - Calyon Securities - Analyst

Good. That helps a lot. Thanks a lot.

Operator

Thank you. Our next question is from Anton Wahlman of Needham & Company.

Anton Wahlman - Needham & Company - Analyst

Hey, Anton here. First of all, I’m very surprised to see that Scientific-Atlanta is not diverse enough to allow Wally to dial in remotely from Boston this week, but —

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I like to keep my eyes on everybody.

Anton Wahlman - Needham & Company - Analyst

All right, good. So, but do you expect that, do you expect that it will appear into bookings sometime before the end of this calendar year, any meaningfully significant orders from any telecos that are deploying RF-based broadcast video?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

You know, we wouldn’t want to try to forecast future business or future orders.

Anton Wahlman - Needham & Company - Analyst

But, you, okay. So that’s an unknown here. What about the schedule for the recordable DVD to be included inside the set-top box?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

We’ll let Allen answer that.

Allen Ecker - Scientific-Atlanta Inc. - Executive Vice President

We’re still on schedule to have that in the second half of this fiscal year.

Anton Wahlman - Needham & Company - Analyst

Okay. So sometime in the March or June quarter of next year, you should be able to deliver the DVD recorder inclusive device?

Allen Ecker - Scientific-Atlanta Inc. - Executive Vice President

Yes. That’s our current schedule.

Anton Wahlman - Needham & Company - Analyst

Okay. All right. Those are the main points that I have. Thank you.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Thank you, Anton.

Operator

Thank you. Our next question is from Steven Kamman of CIBC.

Steve Kamman - CIBC World Markets - Analyst

Hi, folks, a couple questions. One capacity, units shipped obviously very strong, how are you in terms of manufacturing capacity with the strong book-to-bill going forward, any concerns there?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

We currently have the capacity to produce approximately 1.1 million total digital set-tops that would include a capacity, which we have significantly increased over the last six to nine months, of approximately 500,000 DVR products. So, and, we have the ability with about three months’ notice to plan additional capacity increases in our Juarez factory. So we monitor the situation, and as appropriate we increase the capacity.

During the last year, we have significantly increased the automatic insertion capacity, which was a limiting factor as you moved to DVR, because the number of components in a DVR is nearly twice that of a normal set-top. So we have significantly increased the AI capacity and we have the ability to move forward if that is necessary. So we do not see any capacity constraint issues going forward.

Steve Kamman - CIBC World Markets - Analyst

Okay. Secondly, Comcast saying they want to see a $30 to $50 set-top by end of ’05. Any suggestions as to how you may play into that and impact on either revenues or margins?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I think, you know, a lot of what you wind up with is you got to go through a definition of what the functionality is. We’ve had this discussion with a number of customers and the problem you have is most of the time when they put in what they wanted, it doesn’t come out being anywhere close to that. So I think, you know, a lot of it is what the customer wants in terms of functionality of the device. We think we can be competitive and build them with anybody.

Steve Kamman - CIBC World Markets - Analyst

Okay. And then the last question, HDTV, agree it’s a tremendous opportunity, but, and the key question, of course is, does that require to change out the set-tops and do you see a threat there?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I think if you looked at HDTV in general, that what you find is it requires a different set-top than the first-generation set-tops that we shipped. So, you know, if you looked at some of the measurements that people were looking at maybe a year and a half ago, people were tracking net digital adds as a barometer and trying to apply it to the fact that that would basically have some control factor relative to what we shipped.

And, you know, as we’ve gone, I think most people have moved away from even thinking about the net digital adds that our sales volumes being equitable because, you know, what you find is that there is a pretty large turnover in the people that have subscribed to these services, and as a result, the new services that they subscribed to really drive our volume and if you look at it, HD really drives an incremental set-top shipment for us.

Steve Kamman - CIBC World Markets - Analyst

Okay. Thanks very much.

Operator

Thank you. Our next question is from Nikos Theodosopoulos from UBS.

Nikos Theodosopoulos - UBS Warburg - Analyst

Yes, thanks. I had a couple questions. First on gross margin. I notice you did mention a mix shift to DVR having any impact on the margin this quarter. I’m wondering if that’s because it wasn’t as significant or are you now suggesting that the margin there is pretty close to the Subscriber average?

And a second part on gross margin, will there be additional “overlay” costs next quarter of similar magnitude as this quarter?

And then a final question, I know you guys don’t give guidance, but, you know, looking back at your financials over many, many years, there’s been some seasonal trends in the first quarter, but, you know, this year you’re entering it with a very big backlog and ramping new products. How do we look at the historical trend versus the current situation? Thank you.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

I think you asked three questions and all three are mine, so I will try it.

With regard to DVR and the impact on gross margin, we did indicate, if you read through, that there was some impact associated with moving to new products and as a result of moving to new product, that you actually do have a lower margin than the companywide average. We didn’t say DVR specifically, but DVR would fall into that category.

And as of today, the DVR product is not, does not have gross margins equal to either the set-top average, nor the companywide average. So it had some impact. There were other issues as well, though.

With regard to “overlay”, we will continue to have “overlay” costs next, this coming quarter. Considering the “overlay” orders that we have already received for the systems we’ve already received, that impact will be slightly less than it was last quarter.

Obviously, we continued to pursue additional “overlay” systems and if we were to win, that could change and it could be equal to or greater. But based on what we currently know today in the backlog, it will be, the impact of “overlay” will be slightly less than the prior quarter.

With regard to seasonal trends. As you have indicated, we don’t, we do not give guidance. But obviously during the, if you’re looking at the Q4 as you enter into the spring and summer months, you have a different set of characteristics in the marketplace.

While not significantly different, somewhat different, whether you look in Europe or in the U.S., as people go on summer vacations, there aren’t as many people in the homes to make digital decisions and that has somewhat of an impact, a similar situation in Europe. Again, we don’t give guidance but those types of things would be something to consider as you look at our Q4 versus your forecast for Q1.

Nikos Theodosopoulos - UBS Warburg - Analyst

Okay. Just one follow-up on that. Has the DVR margin been improving, did you see a sequential improvement even though it’s not quite at the averages yet?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Every quarter for the last eight quarters I believe we’ve been moving eight quarters now. Every quarter for the last eight quarters we have seen sequential improvement in the margin. So we continue making progress and we plan to continue making progress, but we’re not yet at the, either the set-top average or the companywide average.

Nikos Theodosopoulos - UBS Warburg - Analyst

Okay. All right. Thank you.

Operator

Thank you. Our next question is from Steven Levy from Lehman Brothers.

Steven Levy - Lehman Brothers - Analyst

Thanks. Just a couple, I think easy questions. One, could you just go over your 10% customers in the quarter? Any information you can give about them collectively, each one, maybe identify them?

And then, I think Wally, you made one comment in there about the research and development expenses up due to hiring for new set-top designs. Does this relate to a new type of engineer that you’re hiring, or is this a new competency, is it just adding capacity? What’s the relationship there?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Over the last year we’ve obviously developed the Japanese set-top, we’ve indicated that we are working on an international DVR set-top, both in the Europe as well as Asia. And we have significantly increased the capability we moved during the year from standard definition to high definition DVR products.

We introduced, we now have moved to Multi-Room. We indicated we’re working on a DVD capability in a set-top. And, we announced this quarter that we’ve actually introduced and took an order for an international 4200 DVD product as well. Those are all the things that we meant when we said that.

Steven Levy - Lehman Brothers - Analyst

So basically the new engineers would be, sounds like heavily focused on the international capabilities?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

There is a heavier focus but obviously there has been significant advancements and increases in the DVR product as well. So international and the continuation of development of DVR.

Steven Levy - Lehman Brothers - Analyst

Different variations. Great. And what about 10% customers?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

And the 10% customers, the three 10% customers are Time Warner, Cablevision and Comcast, and in total, they were slightly less than 50% of the total.

Steven Levy - Lehman Brothers - Analyst

Thank you very much.

Operator

Thank you. The next question is from April Horace of Janco Partners.

April Horace - Janco Partners - Analyst

Yeah, hi. Good afternoon. I just want to, in terms of thinking of an average ASP for the DVR, I know that in some regards the price is going down, but I’m wondering, with all these new features, will that help prop up that ASP?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

I think that obviously as we move to a heavier mix of HD products, that obviously helps the average of DVR, plus when we, as we introduce the Multi-Room, that is an additional feature for which we will charge for and as the mix of that were to grow, that would also help to move, either move the average of total DVR pricing upward or to help slow down the price declines associated with price reductions that we give to customers. So HD Multi-Room, both would have a positive impact on the average margins.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I think one way to think about it is for the same function between cost reductions, technology improvements, you would get, you would probably for the same function buy the product over time at a lesser price.

Obviously, what we see is a blend of all this, so you get more function for similar prices, so what you really have is two things going on, that you have in most any technology business, time, volume, and cost reductions and technology improvements allow you to give more for the same price. Or you can go the other way and get a lower price for the same function.

April Horace - Janco Partners - Analyst

Okay. And then one other question. Your competitor was talking about China the other day and being certified from the SARFT. I was curious in getting an update from you guys as to where you are with respect to the China markets?

Dwight Duke - Scientific-Atlanta Inc. - Sr. Vice President, President Transmisson Network Systems

I know on the transmission we’ve already been through that process, on the transmission side.

April Horace - Janco Partners - Analyst

And on the set-top box side?

Dwight Duke - Scientific-Atlanta Inc. - Sr. Vice President, President Transmisson Network Systems

I think you’re still —

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

We continue to pursue market places in China, but we have, as of yet, we have not reported any significant set-top wins in China.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Historically, the issue’s obviously been if you look at the average price they pay for cable service over there, you can’t afford to put a lot of capital dollars into consumers’ houses at the price that they pay.

April Horace - Janco Partners - Analyst

Okay. Great. That’s all I got.

Operator

Thank you. The next question is from Dennis Gallagher from Schwab SoundView.

Dennis Gallagher - Schwab Soundview Capital Markets - Analyst

Thank you. Most of my questions were asked, I just was wondering about your thoughts, let’s put it this way, more recent thoughts on uses of cash? And has Microsoft affected your thinking at all?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I think, you know, the answer is, you know, the change in the tax law and dividends affects our thinking somewhat. We obviously are evaluating what we should do in the area of dividends, whether it’s increase the dividend or one-time dividends.

We obviously are trying to be very aggressive and prudent in looking at acquisitions, but at the same point in time, we see very good opportunities in the markets we’re in and as a result we’d like to expand into those markets as opposed to going off and chase completely different markets. So, you know, we’re trying to pursue a prudent look at acquisitions and at the same time we’re re-evaluating the dividend policy.

Dennis Gallagher - Schwab Soundview Capital Markets - Analyst

Thank you.

Operator

Thank you, the next question is from Todd Koffman from Raymond James.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I don’t think we got Todd.

Operator

Okay. The next question is from Rob Sanderson from American Technology Research.

Rob Sanderson - American Technology Research - Analyst

Yeah. Thanks. I got a couple of questions. First on the international sales trend versus the international bookings trend. I understand, obviously, no revenue was booked on the 35,000 units to the Japanese customer, but based on the bookings trends, I mean we should expect a pretty substantial increase, one of these quarters, probably next quarter. Is that a fair assumption?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

I think your question is well-based. I think what you heard is I’ve indicated that over the last three quarters you’ve seen approximately 200,000-plus Japanese set-tops booked and we have not yet recorded any sales associated with those units, so, and we have indicated that we expect to, we have shipped or delivered 35,000 units there. The acceptance process is expected to be completed this quarter, and therefore over the next two quarters, the way we maintain our bookings, we would expect to ship those 200,000 units in the next two quarters.

Rob Sanderson - American Technology Research - Analyst

Right. So I guess, then, in, even absent the catch up that you get to play here next quarter, still probably based on that math, a substantial increase in international?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Right. You’ve seen the bookings last quarter were 29% of the total, the bookings of our total universe this quarter were 23% of the total, and our sales have been maintained in the 19 to 20% range of sales. So as we move toward utilization of that backlog, you would expect that the trend of the sales as a percent of the total would begin to move in that 20%, above that 20% line.

Rob Sanderson - American Technology Research - Analyst

So going back to March, I think they, your bookings were around 130 million and, you know, we haven’t really been much more than 90 million in sales. So, you know, something, based on your bookings policy, six months out, has something changed in terms of timing from what you knew back in March to what you know today?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

Well, obviously, we had expected to complete the acceptance testing of the Japanese set-top during this quarter and thus have recognized those 35,000 units that we actually delivered. But beyond that, we do expect the acceptance testing to be completed, so you might, it is a true statement, that we are probably slightly behind there, but the customer is going through the acceptance process and we expect that to be finished quite soon and the customer is still, the customers are still giving us orders.

Throughout this process, we have received orders each of the last three quarters. So we would expect that process to work itself out this quarter and that over the next couple quarters, those 200,000 units will be delivered and shipped and recognized as sales.

Rob Sanderson - American Technology Research - Analyst

So as those customers, to follow-on in the Japan market, all HD, and are they planning to do DVR or video on-demand as well?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

The units, I hesitate to say all HD because I believe that we have now received customer orders in small units for standard definition, but it is fair to say that 90-plus percent of these units are HD.

As I’ve indicated, we are designing an Asian or Japanese DVR product. We’ve had conversations with customers, we have not received any orders yet, but we continue working both the sales side and the design side and we would expect in the future that there will be Japanese DVR orders.

Rob Sanderson - American Technology Research - Analyst

Thanks. Maybe if I can switch gears for one more, you know, related to digital simulcast, a lot of rumblings in the industry, several trials underway, Dwight mentioned a move to all-digital networks. Can you sort of comment on whether you’re, you know, what you see here in terms of digital simulcasts, are you participating in any of these trials or are any of these on your headends, or, and then sort of related to that, do you expect a digital-only set-top, you know, sometime in the near future?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I think first is you got to get into kind of the definitions of it, you know, when some people say all-digital, what they really mean is no analog set-tops. So you have to kind of think about is, does, you know, some of the customers have set objectives that, for a variety of reasons, what they want to do is move all the analog set-tops out and go to digital.

Other customers are trying to move a majority of the channels and there is a number of rules and regulations about whether you can [inaudible]. A number of these channels have to continue to be carried in analog even though the majority of them are going digital. So the think the first part you’ve got to get through is when people think about this what it is the, what’s the objective here.

The second part, I think, you can say is that people are looking for ways to get more bandwidth in the networks. And the primary objective here is how do I get more bandwidth because if you look at a lot of these systems, especially the systems that are 750 megahertz, they’ve got a large part of the existing bandwidth already utilized, so people are saying, how do I capture more?

You know, there’s probably three different ways you can capture it, if you people are thinking about having low-use channels, basically switched it to headend. The other way of trying to do it is to put a greater penetration of digital set-tops out there and try to move more of the analog services into digital. And the last way to obviously do that is you take the bandwidth up from 750 to 860 or even greater.

So I think you’d probably find that everybody’s looking at each of the systems. If it’s kind of like what’s happened in the past, different customers go out and try different things and they optimize to find out which one’s best and they kind of lock in on that one.

So I think you’re going to find people experimenting, going to higher frequencies and we obviously offer capabilities to take this to greater than 860 megahertz today, that’s a pretty economical way of doing it. Other people are looking at can you switchless-use signals into headend and lastly some people are looking at maybe we just ought to put set-tops in front of most of the TVs and each one of them will evaluate the economics and the advantages and disadvantages of doing that. My guess is the majority will ultimately go to a single solution.

Allen Ecker - Scientific-Atlanta Inc. - Executive Vice President

I think the comment that we have had detailed discussions with a number of customers in this area, and probably the thing to realize is that when you’re actually depopulating a set-top or defeaturing a set-top, that’s really not a difficult design to do to make it less capable and we have the high volume of manufacturing.

The real issue, as Jim points out, is that there is not a universal consensus on what this all-digital set-top should be, and the functionality can range over a wide range, and we can, we have designs on the board that can do a variety of all-digital set-tops, but we have to have a little more consensus before we get to a real volume product.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I think the other one obviously is, one of the things customers want to do is, they want to position their set of services versus competitors and I think in today’s market that’s primarily the satellite competitor. And of course, you know, one of the things that people look at is what do you have to have to be competitive? Obviously as we’ve talked about, the two major moves now are HDs and DVR technology.

So I think one of the things that, you know, everybody looks at is do you improve your competitive position by switching analog to digital or are you going to have to have more function in front of the consumer? And, you know, I think to a certain extent people are looking at this and saying I want more function in the device so I can offer more functionality later rather than just move channels from analog to digital.

Dwight Duke - Scientific-Atlanta Inc. - Sr. Vice President, President Transmisson Network Systems

If you look at it from the all-digital thought process right now in the industry means taking all your analog channels and simulcasting them in digital, all the analog channels will remain. That will be their first step. Then the second step will be, how many of the analog channels do they keep long-term and that’s the thing that’s up for the real debate.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I think one of the thoughts is, do you move away from analog or are you just simulcast. And some people will say, well, I’m trying to move away from analog. Well the other thought is that if you think about it, what you have is two thirds of the customers are still analog versus digital, and if you look at the additional outlets, they’re probably about 1.3 or 1.4 versus about probably 2.8 TVs. So there’s a lot of TVs sitting out there, probably 75% of the total, that are still receiving analog-only signals.

So the question is, how are you going to offer that group of customers more functionality over time to prevent losing them? Well, one of the thoughts is, we, even at that functional level, we have to move them to maybe the digital domain to offer them new services. Especially if you look at what B SKY B has done in Europe relative to interactive applications.

So I think on one hand, people are thinking about this as going to all-digital basically to improve the bandwidth, but on the other it’s a mechanism to potentially protect the analog customer, which, if you look at what B SKY B has done in Europe over the last couple years and believe they will deploy a similar strategy, it would probably imply you’re going to have a harder time keeping an analog-only customer against that level of functionality. So I think you got multiple reasons why people are looking at these different things.

Rob Sanderson - American Technology Research - Analyst

But it sounds like we’re still very much trying to figure out what the best way to implement.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Right. There’s no, I think one is to try to get more bandwidth because people need more bandwidth to deploy more HD. On the other one is how do you protect the customer base against increased functionality coming from satellite.

Dwight Duke - Scientific-Atlanta Inc. - Sr. Vice President, President Transmisson Network Systems

There’s no customer I’ve talked to today that’s in the thought process of, when they say all-digital, removing all their analog signals. They’re talking about simulcasting and working through this over a long period of time. I haven’t talked to anybody yet that wants to get rid of all their analog channels in the near-term over the next five years.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

One customer told us a couple weeks ago, that he’s never been able to remove the first analog channel in his history of being in the cable business.

Rob Sanderson - American Technology Research - Analyst

All right. I’ve spent enough time on that. Thanks a lot, guys.

Operator

Thank you. Our next question is from Todd Koffman from Raymond James.

Todd Koffman - Raymond James & Associates - Analyst

My question was answered. Thank you.

Operator

Next question is from Scott Coleman from Morgan Stanley.

Scott Coleman - Morgan Stanley - Analyst

Hi, just a quick one. Last quarter you indicated you shipped about 60,000 digital set-tops internationally. I’m wondering what that was this quarter?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

The total set-tops shipped. I did indicate, and I think I, we eventually corrected myself, the number of set-top, international set-tops shipped last quarter was actually 87,000. The number of international set-tops shipped this quarter was 110,000.

Rob Sanderson - American Technology Research - Analyst

And that is excluding the 35 to Japan or including?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

That is excluding the 35,000 to Japan. Shipments to us, I think one of the things I probably need to make sure everybody understands is, when we use the term delivery, that means we didn’t record a sale, when we used a term shipped to a customer, that is, that denotes a shipped to and sale. Okay?

Rob Sanderson - American Technology Research - Analyst

And just so I understand, the “overlay” business that you’re discussing this quarter, is this the same operator and systems that you announced last quarter? Or are these increment incremental systems?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

No. They are the same.

Rob Sanderson - American Technology Research - Analyst

Great. Thank you very much.

Operator

Thank you. The next question is from Allen Bezoza from Friedman Billings.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Yeah, hi, just a quick follow-up. You gave us a lot of detail on the set-top, the higher-end set-tops and typically in the past you’ve given us what you consider high-end versus low-end set-tops, just to get a sense of the mix in, you know, the 4200 versus the rest of the business.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

I think that as you look at, as we’ve indicated, that the total HD, or excuse me, total SD product, okay, I’ll write that again, total DVR product was 383,000. We’ve also indicated an additional HD product of approximately 120 some, a little over 120,000. And if you add that up, you indicate that between HD and DVR we, those two now equate to more than 50% of the total product.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Yeah, but didn’t you include the 4200 and ones with DOCSIS-based signaling into the higher-end units in the past?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

If you were to include those products, the total then would approximate a 75% of the total.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

You’re probably wanting to get after how many of the lower priced set-tops, and it would be less than 15%.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Less than 15% is the Explorer 1800 you mean, or the combination of 18, 22 and 32?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I don’t want to give you just, yeah, it depends upon where you draw in the price point.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

So where are you drawing the price point with less than 15%?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

I think that if you, the point I made was if you look at DOCSIS-based boxes and you look at HD, and you look at DVR, those total equal approximately 75%. The all other of the lower end would be 25%.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

So you get 1850s, 2200s, 3250s and the other number.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Got you. Okay. And that includes the Telewest into the DOCSIS-based.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

That — it — right. I was adding the 4000 is actual actually not a, the current 4000 is not a DOCSIS-based box, but I was including that in the 75% total.

Alan Bezoza - Friedman, Billings & Ramsey Group - Analyst

Great. Thanks so much, guys, again.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Sure.

Operator

Thank you. The next question is from Tim Harrington from Sigman Capital.

Tim Harrington - Sigman Capital - Analyst

Hi. You mentioned the dividend as a potential use of cash. Could you talk about, if you have a share buy back in place and I guess given the recent pull back would you consider be more aggressive with that?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

We’re off doing the math, yes. The answer is, you know, there’s a place where it would be accretive to us, yes.

Tim Harrington - Sigman Capital - Analyst

OK. Thank you.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

We have I think as Wally gave me a note, 9 million shares left on the buy back.

Tim Harrington - Sigman Capital - Analyst

Out of, how did that start out or what was the original number that you had authorized?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

We start at 10, we had previous 10 before that that we used up and then we came up with another 10. [Note: We had a previous 8.]

Tim Harrington - Sigman Capital - Analyst

Got you. Okay. Thank you.

Operator

Thank you. The next question is from Peter Vogel from Circle T Partners.

Peter Vogel - Circle T Partners - Analyst

Yes. I’m noticing that it’s a year ago that the set-top box backlog jumped from 800,000 to a million from March into June and this quarter from a million to million three. Can you just provide some color on how we should look at that? Is that mostly tied to, you know, your own fiscal year-end as customers get orders in for that type of process, or is there something else behind it?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I think, one, we’re further along with the DVR product line and we’re further along with the HD product line and if you go look at kind of the migration in here you’ll see that, you know, as Wally indicated, that new products are really driving a lot of what we’re shipping, so, you know, I think a lot of it is just the fact that we put a lot of money in R&D and we have a lot of new products.

Peter Vogel - Circle T Partners - Analyst

So it’s not driven by incentives or something to come in under the year or —

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I don’t think we’re that good.

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

It is not, there, we did nothing this quarter that we don’t do other quarters in pursuing sales, so there’s nothing unique associated with that. I would also remind you that most of our customers are on a calendar year, and as they, as you get into their calendar second quarter, they have very specific instructions of what they’re doing with regard to their budgets.

So they’re, that second quarter’s a lot of decisions being made about their budget during that quarter, which generally gives us a good opportunity during our fourth quarter.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

That’s, if that’s all the questions, I think that I’d like to thank you for joining us. If you have any additional questions, just give Tom a call and we’ll see if we get back to you with answers.

Operator

I’m sorry, we do have a follow-up question from Steven Kamman from CIBC.

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

All right.

Steve Kamman - CIBC World Markets - Analyst

Howdy folks. I figured I’d torture everyone a little longer. Just a question on the international units. I’m right assuming those are fairly high-end boxes but not DVRs so likely to be reasonably towards the high-end of the margin range, is that a fair assumption?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

It kind of varies by customer.

Steve Kamman - CIBC World Markets - Analyst

But the large international backlog that you’ve got going to Japan?

Wally Haislip - Scientific-Atlanta Inc. - Sr. Vice President Finance and Operations

The large international going to Japan is not DVR, it is HD. So, and, international includes Canada for us, and both Rogers and Videotron are DVR customers. So some of that backlog and some of these shipments do include DVR shipments.

Steve Kamman - CIBC World Markets - Analyst

Okay. And then just, you guys mentioned as a way of going to HD, option A is to put in more bandwidth, option B obviously is to shift to MPEG Four Windows Media 9. Do you see any plans to develop along that front?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

You got to realize that, you know, customers have deployed something like 35% of 70 million subscribers that are today digital, so we’re looking at about 23 million. We’re probably looking at about 1.3, 1.4 boxes per house. So you’re looking at 30 million that are already sitting out there with the existing compression technologies and everything else.

You got to think about all the satellite uplinks, receivers and everything else that’s been built to supply those 30 million and say, you got to think long and hard about how fast you’re going to move to something different.

Steve Kamman - CIBC World Markets - Analyst

So that the economics is digging up the streets versus replacing that gear, is that a fair way to put it?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

Not in digging up the streets. You can basically upgrade these systems by going up and just swapping out the amplifier, it’s not very expensive. This is not like a major upgrade or rebuild to go move the bandwidth up. It’s a pretty easy changeout.

Steve Kamman - CIBC World Markets - Analyst

Thanks very much.

Operator

Thank you. Sir, there appears to be no further questions in queue. Do you have any closing comments you’d like to finish with?

Jim McDonald - Scientific-Atlanta Inc. - Chairman, President, CEO

I’ll do the same one. Thanks for joining us tonight. If you have any questions, just give them to Tom and we’ll be glad to get you answers. Once again, thanks.

Operator

Thank you, ladies and gentlemen. This does conclude today’s teleconference. You may disconnect your phone lines at this time and have a wonderful day.